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                 NYSE Suspends Trading in Carmike Cinemas, Inc.
                          Moves to Remove from the List

         NEW YORK, January 8, 2001 - The New York Stock Exchange announced today that it determined that the Class A Common Stock of Carmike Cinemas, Inc. (the "Company") - ticker symbol CKE - should be suspended prior to the opening on Friday, January 12, 2001. The Company has a right to a review of this determination by a Committee of the Board of Directors of the Exchange (the "Committee"). Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE staff's decision.

         The Exchange's action is being taken in view of the fact that the Company is below the NYSE's continued listing criteria relating to: average global market capitalization over a consecutive 30 trading day period less than $15 million; and 30 day average share price less than $1.00. Additionally, on August 8, 2000, the Company announced that it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

         The Company submitted a plan to demonstrate compliance with the NYSE's continued listing standards; however, the plan was found not acceptable by the NYSE.

         The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

For further information contact:
Suzanne Brown, Investor/Public Relations       Carmike Cinemas (706) 576-2737